Exhibit 5.1

111 South Wacker Drive Suite 4100 Chicago, IL 60606 Telephone: 312-443-0700 Fax: 312-443-0336 www.lockelord.com

June 30, 2023

Professional Diversity Network, Inc.
801 Adams Street, Sixth Floor
Chicago, Illinois 60607

Ladies and Gentlemen:

We are rendering this opinion in connection with the offer and sale by Professional Diversity Network, Inc., a Delaware corporation (the “Company”) to Tumim Stone Capital LLC (the “Investor”), of (a) 176,222 shares (the “Commitment Shares”) of common stock, $0.01 par value per share (“Common Stock”) issued to the Investor on the date hereof, (b) 469,925 shares (the “Initial Purchase Shares”) of Common Stock sold to the Investor on the date hereof and (c) an indeterminate number of shares of Common Stock that may be offered and sold from time to time to the Investor from and after July 31, 2023, having an aggregate maximum purchase price of $10,775,000 (the “Additional Purchase Shares” and, together with the Commitment Shares and the Initial Purchase Shares, the “Shares”), pursuant to a common stock purchase agreement between the Company and the Investor dated as of June 30, 2023 (the “Purchase Agreement”), a form of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (the “Form 8-K”) to which this opinion is attached as Exhibit 5.1. The Shares have been registered under a Registration Statement on Form S-3 (File No. 333-260316) (the “Registration Statement”) filed on October 18, 2021 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective as of October 26, 2021, and a prospectus supplement to the base prospectus contained therein, to be filed by the Company pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”).

We have acted as your counsel in connection with the Purchase Agreement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Commitment Shares and the Initial Purchase Shares, and will receive the consideration for the Additional Purchase Shares, in each case set forth in the Purchase Agreement and the applicable board resolutions and (ii) at the time of issuance of any of the Additional Purchase Shares, the Company will have a sufficient number of authorized but unissued shares of Common Stock pursuant to its amended and restated certificate of incorporation for the issuance. We have also assumed that the Shares will be sold in the manner described in the Registration Statement and Prospectus Supplement.

Professional Diversity Network, Inc.

June 29, 2023

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered in accordance with the Purchase Agreement against payment in full of the consideration payable therefor pursuant to the Purchase Agreement, the Shares will have been validly issued and will be fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Locke Lord LLP